Exhibit 99.1

Boxlight Announces Michael Pope as Chairman and CEO

LAWRENCEVILLE, GA — (Mar. 20, 2020) — Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, today announced that Michael Pope has been named as its Chairman and Chief Executive Officer. The Company’s previous CEO and Chairman, Harold Bevis, accepted a position with another organization and has stepped down as an officer and director.

Prior to accepting the position of CEO and Chairman, Mr. Pope served as the Company’s President, and navigated the Company through seven strategic acquisitions from 2016 to 2019, and an IPO and Nasdaq Stock Exchange listing in 2017. Mr. Pope brings significant experience with capital markets, operations, business development, corporate strategy, accounting and corporate finance.

“We are thrilled that Michael has accepted the offer to assume leadership of the Company at this critical time,” said Mark Elliott, Director. “Michael’s intimate understanding of the company’s history, along with his solid grasp of the education technology landscape and keen business intellect, position Michael as a clear fit. Boxlight’s board of directors has complete confidence in Michael’s ability to navigate the Company through its next chapter.”

Prior to accepting the role of CEO and Chairman, Mr. Pope served as the company’s President since July 2015 and has been a director of the Company since September 2014. Mr. Pope served as Managing Director at Vert Capital, a private equity and business advisory firm, and its affiliates from October 2011 to October 2016, managing portfolio holdings in education, consumer products, technology and digital media. From May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, managing family investment holdings in the consumer products, professional services, real estate and education sectors. Mr. Pope holds an active CPA license and earned his undergraduate and graduate degrees in accounting from Brigham Young University.

“As I step into this new position, I am optimistic and ready to work alongside our tremendous employees, channel partners and other stakeholders to grow our footprint in the education technology marketplace, and further the Boxlight mission to improve student outcomes,” Michael Pope said. “I’m committed to strengthening our supply chain, improving our product suite, fueling our sales channel, and delivering growing revenues and a plan for profitability.”

The company received a notice from Nasdaq on January 23, 2020 notifying the Company it was not in compliance with Nasdaq’s majority independent board and audit committee requirements. Nasdaq has since granted the company an extension to comply on or before May 21, 2020. The Nominating and Governance Committee of the Boxlight’s Board of Directors is evaluating potential candidates and anticipates appointing the necessary number of independent directors during the time provided.

About Boxlight Corporation

Boxlight Corporation (NASDAQ: BOXL) is a leading provider of technology solutions for the global education market. The company improves student engagement and learning outcomes by providing educators with the products they need for the 21st century classroom. The company develops, sells and services its integrated, interactive solution suite of software, classroom technologies, professional development and support services. Boxlight also provides educators with thousands of free lesson plans and activities via MimioConnect®, an interactive teaching community. For more information about the Boxlight story and its product offerings, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media:

Sunshine Nance

+1 (360) 464-2119, x254

sunshine.nance@boxlight.com

Investor Relations:

Michael Pope

+1 (360) 464-4478

michael.pope@boxlight.com